DEMAND LOAN AGREEMENT

THIS AGREEMENT dated for reference July  15, 2009.

BETWEEN:

TREVALI RESOURCES CORP. a company validly subsisting under the laws of the Province of British Columbia, Canada

("Trevali")

AND:

DORATO RESOURCES INC. a company validly subsisting under the laws of the Province of British Columbia, Canada

("Doroato")

WHEREAS:

A.

Dorato has advanced a loan to Trevali of $788,000 for general working capital purposes; and

B.

The parties wish to formalize the terms of the loan by entering into this Loan Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises and other consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1

Where used herein or in any amendment or supplement hereof, unless the context otherwise requires, the following words and phrases shall have the meanings set forth in this Section 1.01:

(a)

"Dorato" means Dorato Resources Inc. and its subsidiary Dorato Peru S.A.C.;

(b)

"Interest Rate" means an annual rate of interest of LIBOR plus five (5%) percent per annum, calculated on the basis of a 365 day year for the actual number of days elapsed, both before and after maturity and before as well as after default and judgment, such interest to be calculated and paid on December 31, 2009 or such earlier date as Dorato may demand;

(c)

"LIBOR" means the rate (rounded up to the nearest one one-hundredth of one percent (1/16th of 1%) if necessary) equal to the average rate listed on the Reuters London Interbank Offer Rate Screen applicable to the relevant period, at which deposits in U.S. Dollars are offered to financial institutions listed on the tele-rate screen 3750 in the London Interbank market at 11:00 a.m. (London local time) on the date for which rates are listed prior to such calculation.

(d)

"Loan" means the aggregate of the advance made under this Loan Agreement by Dorato of $788,000;

(e)

"Payment Date" means December 31, 2009; and

(f)

"Trevali" means Travali Resources Corp. and its subsidiary Trevali Peru S.A.C.

1.02

All statements of or references to dollar amounts in this Loan Agreement mean lawful money of the United States.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.01

Trevali represents and warrants to Dorato that:

(a)

there are no facts not disclosed to Dorato that, to the knowledge of Trevali, might materially adversely affect the ability of Trevali to carry out its obligations under this Loan Agreement; and

(b)

there is no law, statute or regulation of the Province of British Columbia or federal law of Canada which prevents or adversely affects or could reasonably be expected to prevent or materially adversely affect its ability to fulfill its obligations under this Loan Agreement.

ARTICLE III
THE LOAN

3.01

Dorato has advanced the Loan to Trevali and Trevali has borrowed from Dorato.

3.02

The Loan shall be payable on demand.

3.03

The Loan shall bear interest at the Interest Rate commencing ●, 2009 and shall be payable on demand.

3.04

Trevali may at its option, and without the prior consent of Dorato, prepay all or any part of the Loan, together with accrued and unpaid interest thereon without notice, bonus or penalty.

ARTICLE IV
COVENANTS OF TREVALI

4.01

At all times while the Loan or interest on the Loan is outstanding, Trevali will:

(a)

duly and punctually pay Dorato the Loan and interest on the Loan and all other amounts due under this Loan Agreement, on the Payment Date or such earlier date as may be demanded by Dorato;

(b)

keep true records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles consistently applied throughout the period involved; and

(c)

forthwith upon request of Dorato execute and deliver to Dorato all such further, deeds, documents, matters, acts, things and assurances in law for the purpose of record or otherwise which Dorato may reasonably require in respect to this Loan Agreement.

ARTICLE V
EXPENSES

5.01

Trevali will pay:

(a)

all of Dorato’s costs and expenses incurred in connection with the preparation of this Loan Agreement and all agreements and instruments provided for hereunder or incidental hereto;

(b)

the fees and disbursements of Dorato’s legal counsel incurred in connection with the Loan, the preparation of this Loan Agreement and all agreements and instruments provided for hereunder incidental hereto having connection with the supervising and attending on the occasion of all advances and with any amendments, modifications, consents or approvals or waivers hereunder or related hereto; and

(c)

all costs of enforcement of this Loan Agreement including fees and disbursements of legal counsel as between solicitor and client.

ARTICLE VI
TIME:  WAIVER

6.01

Time will be of the essence of this Loan Agreement.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.01

All representations, warranties, covenants and agreements made herein and in any certificate or other document delivered by or on behalf of Trevali pursuant hereto are material and shall conclusively be deemed to have been relied upon by Dorato, notwithstanding any prior or subsequent investigation by Dorato, will survive advances on account of the Loan and the fulfillment of all other transactions and deliveries contemplated hereunder, and will continue in full force and effect so long as any indebtedness remains outstanding and unpaid.

ARTICLE VIII
LAWS OF THE CONTRACT

8.01

This Loan Agreement will be deemed to be a contract by and under the laws of the Province of British Columbia and will for all purposes be construed in accordance with and governed by the said laws.

ARTICLE IX
NOTICES

9.01

In this Loan Agreement:

(a)

Any notice or communication required or permitted to be given will be in writing and will be considered to have been given if delivered by hand, sent by facsimile transmission or mailed by prepaid registered post in Canada, to the address or facsimile number of each party set out below:

if to Dorato: 1920 - 1188 West Georgia Street Vancouver, B.C. CANADA V6E 4A2 Attention: Vice-President and General Counsel Facsimile: (604) 408-7499	if to Trevali: 1920 - 1188 West Georgia Street Vancouver, B.C. CANADA V6E 4A2 Attention: Chief Financial Officer Facsimile: (604) 408-7499

or to such other address or facsimile transmission number as either party may designate in the manner set out above.

(b)

In this Loan Agreement "business day" will mean a day which is not a Saturday or which is defined as a "holiday" (which includes Sunday) under the Interpretation Act (British Columbia), as amended or replaced from time to time.

ARTICLE X
ENTIRE AGREEMENTS:  AMENDMENTS

10.01

This Loan Agreement is the entire agreement of the parties hereto with respect to the transactions contemplated hereby, and may not be amended nor may any term or covenant hereof be waived, discharged, or terminated except in writing by instrument executed by Dorato.

ARTICLE XI
ASSIGNMENT

11.01

This Loan Agreement is not assignable by Trevali without the prior written consent of Dorato, but may be assigned in whole or in part by Dorato without consent.

ARTICLE XII
SEVERABILITY

12.01

The provisions of this Loan Agreement are intended to be severable.  If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

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ARTICLE XIII
COUNTERPARTS

13.1

This Loan Agreement may be executed in counterparts and by facsimile and other electronic means, each of which so executed will be considered to be an original and such counterparts together will be one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Loan Agreement as of the day and year first above written.